Exhibit 99.1

Micronet Enertec Technologies Reports Third Quarter 2016 Revenues

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-	Strong backlog for ELD solutions and follow on A&D orders
-	Conference call scheduled for tomorrow, November 14 at 9:00 a.m. ET

Montvale, NJ, November 14, 2016 -Micronet Enertec Technologies, Inc. (NASDAQCM: MICT), a developer and manufacturer of rugged computers, tablets and computer-based systems for the commercial Mobile Resource Management (MRM) market and for the defense and aerospace markets, today announced financial results for the third quarter ended September 30, 2016.

David Lucatz, Chief Executive Officer of Micronet Enertec Technologies stated, “The December 2017 deadline for the Federal Electronic Logging Device Mandate (ELD Mandate) is on the horizon and we are seeing continued and growing interest in our All-In-One solutions, which will enable fleet operators to electronically track hours of service for their drivers, as the mandate requires. The ELD mandate represents a tremendous opportunity for our technology and our products, as an estimated 2.6 million trucks will be required to install Electronic Logging Devices. We’re experiencing continued market interest for our rugged TREQ®317 platform, which in addition to meeting ELD mandate compliance, is also a powerful computing device with full connectivity and an easily adaptable solution. Likewise, during the third quarter we made solid progress introducing our new TREQr5 product to the MRM marketplace and we expect $1 million of initial shipments through the end of FY 2016 to a leading global telematics provider. Also, in order to strengthen our management and sales capabilities, we added experienced telematics executive Kenneth Wiesner as the Chief Executive Officer of Micronet Inc. We’re seeing a strong pipeline for our new products and other existing products. Additionally, we are developing new products to broaden our offerings and continue to diversify our customer base.”

“We saw strong backlog and pipeline growth in our Aerospace and Defense business during the third quarter, which included a $900,000 follow on order from an existing customer, for our complex Command & Control system. The original order was estimated at $5.8 million. To date the Company has received orders in the amount of approximately $4.7 million related to this project and we expect to receive additional orders. We have developed a solid reputation as a provider of dependable and innovative solutions for critical defense systems and expect that our capabilities and expertise will drive continued market demand for our products. In addition, we believe that the recent U.S. pledge for a $38 billion of military aid to Israel over next 10 years is a significant potential growth engine for Enertec.”

“We’re encouraged by the progress made during the third quarter and by the backlog growth and pipeline trends we are seeing. Our durable, reliable, in-cab solutions leave us well positioned to capitalize on opportunities related to fleet compliance with the ELD mandate and we look forward to developing and launching new solutions as the MRM market continues to change and grow. Our defense capabilities have developed a strong and growing reputation, providing enhanced strength and growth opportunities for our Company,” Mr. Lucatz concluded.

Third Quarter 2016 Review

•     Total revenue declined slightly to $5.4 million for the third quarter of 2016, as compared to $5.6 million in the third quarter of 2015.

•     Gross profit margin for the third quarter of 2016 was 20%, consistent with gross margin in the third quarter of 2015.

•     Research and development (R&D) expense for the third quarter of 2016 was $0.5 million or 9% of sales as compared to $0.4 million, or 9% of sales, in the third quarter of 2015.

•     Selling, general and administrative (SG&A) expense increased to $1.9 million, or 35% of sales, as compared to $1.6 million, or 28% of sales, in the third quarter of 2015.

•     Net loss attributed to MICT for the third quarter of 2016 was $1.3 million, or a loss of $0.22 per basic share, as compared to a net loss of $1.3 million, or a loss of $0.22 per basic and diluted share, for the third quarter of 2015.

•     At September 30, 2016, the Company reported cash and marketable securities totaling $10.3 million and working capital of $10.4 million.

First Nine Months 2016 Review

•     Total revenue increased 9% to $18.6 million for the first nine months of 2016, as compared to $17.0 million in the same period of 2015.

•     Gross profit margin for the first nine months of 2016 was 25%, as compared to 28% in the first nine months of 2015. The decrease was related mainly to slow moving inventory write offs done in previous quarters following a shift in product mix towards new products.

•     R&D expense for the first nine months of 2016 was $1.9 million, or 10% of sales, compared to $2.0 million, or 11% of sales, in the same prior year period.

•     SG&A expense increased by $0.7 million to $5.3 million, or 28% of sales, as compared to $4.6 million, or 27% of sales, in the first nine months 2015. The increase includes a $150,000 provision related to legal expenses related to termination of a potential acquisition.

•     Net loss attributed to MICT for the first nine months of 2016 was $2.8 million, or a loss of $0.48 per basic share, as compared to a net loss of $2.6 million, or a loss of $0.44 per basic share, in the first nine months of 2015.

A reconciliation of GAAP to non-GAAP net income and earnings per share is provided in the table at the end of this press release.

Conference Call

Micronet Enertec will host a conference call today at 9:00 a.m. ET to discuss the Company's financial results for the second quarter ended September 30, 2016. U.S. callers may dial: 1-888-229-7198. Callers from outside of the U.S. may access the call by dialing 972-3-918-0691. Please dial a few minutes before 9:00 am Eastern Time.

A slide presentation accompanying management's remarks can be accessed at www.micronet-enertec.com.

Participants may also access a live webcast of the conference call through the Investor Relations section of Micronet Enertec’s website at:

http://www.veidan-stream.com/?con=Micronet_Enertec_Technologies_Q3_2016_Results

A telephone replay of the call will be available for two weeks at: 1-877-456-0009, outside of the U.S: 972-3-925-5936.

About Micronet Enertec Technologies, Inc.

Micronet Enertec Technologies, Inc. (NASDAQCM: MICT) operates through two primary companies, Enertec Systems 2001 Ltd, its wholly-owned subsidiary, and Micronet Ltd, in which it has a controlling interest. Micronet operates in the growing commercial MRM market, mainly in the United States. Micronet designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. Enertec operates in the Defense and Aerospace markets and designs, develops, manufactures and supplies various customized military computer-based systems for missile defense systems, command and control and others. The Company's products, solutions and services are designed to perform in severe environments and battlefield conditions. For more information please visit: www.micronet-enertec.com, the content of which is not incorporated by reference into this press release.

Forward-looking Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward-looking statements include, but are not limited to those statements regarding our future revenue growth, future expected shipments, our pipeline and backlog, increased volumes and demand in the markets in which we operate, our product offerings and future market opportunities, the interest in our TREQ®317 wireless platforms, and expected new opportunities for the Company and anticipated Company growth resulting from the ELD mandate. The forward-looking statements contained in this press release are subject to risks and uncertainties, including those discussed in the "Risk Factors" section and elsewhere in the Company's annual report on Form 10-K for the year ended December 31, 2015 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact information:

John Nesbett or Jennifer Belodeau

Institutional Marketing Services (IMS)

(203) 972-9200

jnesbett@institutionalms.com/jbelodeau@institutionalms.com

Tables To Follow

MICRONET ENERTEC TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,969	$2,361
Restricted cash	4,541	4,135
Marketable securities	3,852	5,643
Trade account receivables, net	13,326	12,353
Inventories	6,191	7,457
Other accounts receivable	1,616	1,585
Total current assets	31,495	33,534

Property and equipment, net	1,691	1,816
Intangible assets and others, net	2,674	3,297
Long term deposits	32	30
Goodwill	1,466	1,466
Total long term assets	5,863	6,609
Total assets	$37,358	$40,143

MICRONET ENERTEC TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	September 30, 2016	December 31, 2015
LIABILITIES AND EQUITY

Short term bank credit and current portion of long term bank loans	$13,293	$11,012
Short term credit from others and current portion of long term loans from others	1,763	1,037
Trade accounts payable	4,218	5,710
Other accounts payable	1,830	2,484
Total current liabilities	21,104	20,243

Long term loans from banks	1,074	1,978
Long term notes	200	375
Finance lease	-	22
Accrued severance pay, net	104	52
Deferred tax liabilities	9	17
Total long term liabilities	1,387	2,444

Stockholders’ Equity:
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock; $.001 par value, 25,000,000 shares authorized, 6,170,151 and 5,865,221 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	6	6
Additional paid in capital	8,484	7,812
Accumulated other comprehensive income (loss)	53	(196)
Retained earnings	977	3,817
Micronet Enertec stockholders' equity	9,520	11,439

Non-controlling interests	5,347	6,017

Total equity	14,867	17,456

Total long term liabilities and equity	$37,358	$40,143

MICRONET ENERTEC TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(USD In Thousands, Except Share and Earnings Per Share Data)

(Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2016	2015	2016	2015

Revenues	$18,557	$16,982	$5,354	$5,556
Cost of revenues	13,865	12,275	4,299	4,434
Gross profit	4,692	4,707	1,055	1,122

Operating expenses:
Research and development	1,859	1,951	476	485
Selling and marketing	1,374	1,214	538	395
General and administrative	3,977	3,407	1,323	1,169
Amortization of intangible assets	694	889	234	282
Total operating expenses	7,904	7,461	2,571	2,331

Loss from operations	(3,212)	(2,754)	(1,516)	(1,209)
Financial expenses, net	412	417	151	156
Loss before provision for income taxes	(3,624)	(3,171)	(1,667)	(1,365)
Provision (benefit) for income taxes	(164)	(164)	(144)	3

Net loss	(3,460)	(3,007)	(1,523)	(1,368)
Net loss attributable to non-controlling interests	(619)	(450)	(240)	(105)

Net loss attributable to Micronet Enertec Technologies, Inc.	(2,841)	(2,557)	(1,283)	(1,263)

Loss per share attributable to Micronet Enertec Technologies, Inc.
Basic	$(0.48)	$(0.44)	$(0.22)	$(0.22)

Weighted average common shares outstanding:	5,882,529	5,838,873	5,902,074	5,865,221
Basic

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the U.S., or GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP, or non-GAAP financial measures. Management uses non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance.

Management believes that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in our business, as they exclude expenses and gains that are not reflective of our ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP.

The non-GAAP adjustments, and the basis for excluding them from non-GAAP financial measures, are outlined below:

●	Amortization of acquired intangible assets - We are required to amortize the intangible assets, included in our GAAP financial statements, related to our acquisitions of Micronet in September 2012 and the Vehicle Business of Beijer Electronics Inc. in June 2014. The amount of an acquisition’s purchase price allocated to intangible assets and term of its related amortization are unique to these transactions. The amortization of acquired intangible assets are non-cash charges. We believe that such charges do not reflect our operational performance. Therefore, we exclude amortization of acquired intangible assets to provide investors with a consistent basis for comparing pre- and post-transaction operating results.

●	Stock-based compensation - The share based awards granted to certain individuals. They are non-cash and affected by our historical stock prices which are irrelevant to forward-looking analyses and are not necessarily linked to our operational performance.

●	Amortization of note discount - These expenses are non-cash and are related to amortization of discount of the note purchase agreement with YA II PV Ltd. Such expenses do not reflect our on-going operations.

The following table reconciles, for the periods presented, GAAP net loss attributable to Micronet Enertec to non-GAAP net loss attributable to Micronet Enertec and GAAP loss per share attributable to Micronet Enertec to non-GAAP net loss per share attributable to Micronet Enertec:

	Nine months ended September 30,
	(Dollars in thousands, other than share and per share amounts)
	2016	2015
GAAP net loss attributable to Micronet Enertec	$(2,841)	$(2,557)
Amortization of acquired intangible assets	436	558
Stock-based compensation	259	254
Amortization of note discount	8	-
Income tax-effect of above non-GAAP adjustments	(5)	(24)
Total Non-GAAP net loss attributable to Micronet Enertec	$(2,143)	$(1,769)
Non-GAAP net loss per share attributable to Micronet Enertec	$(0.36)	$(0.3)
Shares used in per share calculations	5,882,529	5,838,873
GAAP net loss per share attributable to Micronet Enertec	$(0.48)	$(0.44)
Shares used in per share calculations	5,882,529	5,838,873

	Three months ended September 30,
	(Dollars in thousands, other than share and per share amounts)
	2016	2015
GAAP net loss attributable to Micronet Enertec	$(1,283)	$(1,263)
Amortization of acquired intangible assets	147	177
Stock-based compensation	69	82
Amortization of note discount	8	-
Income tax-effect of above non-GAAP adjustments	(2)	(7)
Total Non-GAAP net loss attributable to Micronet Enertec	$(1,061)	$(1,011)
Non-GAAP net loss per share attributable to Micronet Enertec	$(0.17)	$(0.17)
Shares used in per share calculations	5,902,074	5,865,221
GAAP net loss per share attributable to Micronet Enertec	$(0.22)	$(0.22)
Shares used in per share calculations	5,902,074	5,865,221